                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

                            STRATOS LIGHTWAVE, INC.
               (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transactions applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement Number:

  (3) Filing Party:

  (4) Date Filed:

                                [STRATOS LOGO]

                            STRATOS LIGHTWAVE, INC.


                               ----------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On August 28, 2001

                               ----------------

To the Stockholders of
STRATOS LIGHTWAVE, INC.

   Notice is hereby given that the annual meeting of stockholders of Stratos Lightwave, Inc. will be held on Tuesday, August 28, 2001 at 9:30 a.m., Chicago time, at the Rosewood Meeting Facility, 9421 West Higgins Road, Rosemont, Illinois, for the following purposes:

     1. To elect two Class I directors to hold office for a three-year term and until their respective successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting.

   Our Board of Directors has fixed the close of business on July 16, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

   It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the proxy card in the enclosed postage-paid envelope, or vote by telephone in accordance with the instructions provided. Please do not submit a proxy card if you have voted by telephone. If you decide to attend the annual meeting, you may revoke your proxy and vote your shares in person.

   Thank you for your continued support.

                                          By order of the Board of Directors.

                                          James W. McGinley
                                          President and Chief Executive
                                           Officer

Chicago, Illinois
August 1, 2001

                            STRATOS LIGHTWAVE, INC.
                            7444 West Wilson Avenue
                            Chicago, Illinois 60706

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                         To Be Held On August 28, 2001

                                 INTRODUCTION

General

   This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Stratos Lightwave, Inc. ( the "Company" or "Stratos"), for use at the annual meeting of stockholders to be held on Tuesday, August 28, 2001 at 9:30 a.m., Chicago time, at the Rosewood Meeting Facility, 9421 West Higgins Road, Rosemont, Illinois, and at any adjournment or postponement of the annual meeting. Our stockholders will consider and vote upon the election of two Class I directors at the annual meeting.

   This proxy statement and the accompanying proxy card are first being mailed to stockholders entitled to vote at the annual meeting on or about August 1, 2001.

Record Date

   Our Board of Directors has fixed the close of business on July 16, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment. As of the record date, there were 64,092,307 shares of Stratos common stock issued and outstanding. Each share of Stratos common stock entitles the holder to one vote on all matters to be voted upon at the annual meeting.

Quorum; Votes Required

   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Stratos common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee has not received voting instructions from the beneficial owner and the broker or nominee lacks discretionary power to vote such shares.

   The affirmative vote of the holders of a majority of the shares of Stratos common stock represented at the annual meeting is required to elect the director nominees. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to the election of directors, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the director nominees.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be counted for the purpose of determining whether the director nominees have been elected.

Revoking Your Proxy

   If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by notifying the Secretary of our company in writing that you wish to revoke your proxy at the following address: Stratos Lightwave, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, Attention: Corporate Secretary. You may also revoke your proxy by submitting a duly executed proxy bearing a later date, voting by telephone on a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Proxy Solicitation and Expenses

   We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Stratos common stock beneficially owned by others to be forwarded to such beneficial owners. We may reimburse persons for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers and other regular employees for such services.

                                STOCK OWNERSHIP

Ownership of Stratos Common Stock by Our Directors and Executive Officers

   The following table sets forth the number of shares of Stratos common stock beneficially owned on June 27, 2001 by each of our directors and executive officers, and by all directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our common stock. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.

                                         Number of Shares and Nature Percent of
        Name of Beneficial Owner           of Beneficial Ownership     Class
        ------------------------         --------------------------- ----------
   Michael P. Galvin....................            22,812(1)             *
   Brian J. Jackman.....................            12,812(2)             *
   James W. McGinley....................           558,778(3)             *
   C. Daniel Nelsen.....................            11,667(2)             *
   Edward J. O'Connell..................             8,614(4)             *
   Philip W. Schofield..................            54,161(5)             *
   David A. Slack.......................            45,468(6)             *
   All Directors and Executive Officers
    as a Group
    (7 individuals).....................           714,312(7)           1.1%

--------
 * Percentage represents less than 1% of the total shares of Stratos common stock outstanding as of June 27, 2001.
(1) Includes 15,000 shares held by the Michael P. Galvin 1994 Trust and 7,812 shares subject to options exercisable within sixty days.
(2) Includes 7,812 shares subject to options exercisable within sixty days.
(3) Includes 13,093 shares held in the 401(k) Plan; 1,215 shares held by his wife; and 502,970 shares subject to options exercisable within sixty days.
(4) Includes 302 shares held in an individual retirement account and 7,812 shares subject to options exercisable within sixty days.
(5) Includes 16,779 shares held jointly with his wife; 3,402 shares held in the 401(k) Plan; and 33,980 shares subject to options exercisable within sixty days.
(6) Includes 4,950 shares held jointly with his wife; 9,268 shares held in an individual retirement account; and 31,250 shares subject to options exercisable within sixty days.
(7) Includes 599,448 shares subject to options exercisable within sixty days; 26,065 shares held in retirement plans; 15,000 shares held in trust; 21,729 shares held jointly; and 1,215 shares held by a spouse.

                              BOARD OF DIRECTORS

Directors and Director Nominees

   Our board of directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

   The term for two directors will expire at the 2001 annual meeting. Directors elected at the 2001 annual meeting will hold office for a three-year term expiring at the annual meeting in 2004 (or until their successors are elected and qualified, or until their earlier death, resignation or removal.) Both of the nominees are currently Stratos directors.

                NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2004

Michael P. Galvin... Age 49  Mr. Galvin has served as a Stratos director since
                             June 2000. Mr. Galvin has been President of
                             Galvin Enterprises, Inc. since 1992. Galvin
                             Enterprises manages a venture capital portfolio of investments. From 1989 to 1992, Mr. Galvin served as Assistant Secretary of Commerce for Export Administration under the Bush Administration. From 1978 to 1989, Mr. Galvin was an attorney at the law firm of Winston & Strawn, where he was elected a corporate finance transactions partner.

C. Daniel Nelsen.... Age 39  Mr. Nelsen has served as a Stratos director since
                             June 2000. Mr. Nelsen has been Director of Global Supply Chain Strategy for Motorola's Global Telecom Solutions Sector (GTSS) since 2000. From 1998 to 2000, Mr. Nelsen served as Senior Manager, Supply Chain of A. T. Kearney. From 1994 to 1998, Mr. Nelsen held various positions at Coopers & Lybrand Consulting.

   STRATOS' BOARD RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF BOTH OF THESE NOMINEES.

   The Stratos directors listed below are not up for election this year and will continue in office for the remainder of their terms in accordance with Stratos' bylaws.

                      DIRECTOR WHOSE TERM EXPIRES IN 2002

Edward J. O'Connell.... Age  Mr. O'Connell has served as a Stratos director
48 since June 2000. Mr. O'Connell has been Chief Financial Officer of Gardner, Carton & Douglas, a provider of professional legal services, since 2000. From 1999 to 2000, Mr. O'Connell served as Chief Financial Officer of Hey Company, LLC, an e-commerce company. From 1998 to 1999, Mr. O'Connell served as Senior Vice President of Finance and Administration and Chief Financial Officer of ebix.com, a software and consulting company. From 1995 to 1998, Mr. O'Connell served as Chief Operating Officer and Chief Financial Officer of Keck, Mahin & Cate, a provider of professional legal services. In December 1997, Keck, Mahin & Cate filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code. From 1991 to 1995, Mr. O'Connell served as Senior Vice President and Chief Financial Officer of Genderm Corporation, a manufacturer of pharmaceuticals.

                     DIRECTORS WHOSE TERMS EXPIRE IN 2003

Brian J. Jackman.... Age 60  Mr. Jackman has served as a Stratos director since June 2000. Mr. Jackman has been President of Global Systems and Technologies of Tellabs, Inc. since 1998, Executive Vice President of Tellabs since 1990 and a director of Tellabs since 1993. From 1993 to 1998, Mr. Jackman served as President of Tellabs Operations, Inc.

James W. McGinley... Age 46  Mr. McGinley has served as a Stratos director since April 2000. Mr. McGinley has been President and Chief Executive Officer of Stratos since April 2000. Mr. McGinley was President of Methode Electronics, Inc. from August 1998 through June 2000. From 1995 to 1998, Mr. McGinley served as President of Methode's Optical Interconnect Products Division. Mr. McGinley has been a director of Methode since 1993.

Board Meetings and Committees

   During the fiscal year ended April 30, 2001, our Board of Directors held four meetings. During that period the Audit Committee of the Board held one meeting and the Compensation Committee of the Board held three meetings. Attendance at board and committee meetings was at least 75% for each director. We have no standing nominating committee of the Board.

   The members of the Audit Committee are Messrs. Jackman, Nelsen and O'Connell. The Audit Committee recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. Our Board of Directors and the Audit Committee believe the composition of the Audit Committee satisfies the standards of the National Association of Securities Dealers ("NASD"), including the requirement that the members of the Audit Committee be "independent" within the meaning of the NASD's listing standards. The Audit Committee has adopted a charter, which is attached to this proxy statement as Annex A. For additional information about the Audit Committee, see "Audit Committee Report" below.

   The members of the Compensation Committee are Messrs. Galvin, Jackman and O'Connell. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and employee benefits. For additional information about the Compensation Committee, see "Report Of The Compensation Committee On Executive Compensation" below.

                            AUDIT COMMITTEE REPORT

   The Audit Committee oversees Stratos' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Stratos' accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Stratos, including the matters in the written disclosures required by the Independence Standards Board, including Independent Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors' independence.

   The Audit Committee discussed with Stratos' independent auditors the overall scope and plans for its audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of its examination, its evaluation of Stratos' internal controls, and the overall quality of Stratos' financial reporting.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has recommended and the Board has approved the selection of Stratos' independent auditors.

                                          AUDIT COMMITTEE

                                          Edward J. O'Connell, Chairman
                                          Brian J. Jackman
                                          C. Daniel Nelsen

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth compensation information for our chief executive officer and other executive officers (the "Named Officers"). Information for the fiscal year ended April 30, 2000 reflects compensation earned by Messrs. McGinley and Schofield for services rendered to Methode Electronics, Inc. Compensation information is not included for Mr. Slack for the fiscal year 2000 because he was hired in March 2000.

                                                        Long Term
                                                       Compensation
                                       Annual       -------------------
                                    Compensation      Awards    Payouts   All
                                  ----------------- ----------  -------  Other
                                                    Securities   LTIP   Compen-
                           Fiscal Salary            Underlying  Payouts  sation
    Name and Position       Year  ($)(1)  Bonus ($)  Options    ($)(2)    ($)
    -----------------      ------ ------- --------- ----------  ------- --------
James W. McGinley ........  2001  215,775  301,988  1,729,436   76,612  5,100(3)
 President and Chief        2000  192,899  231,520     19,335(4)86,362  3,158(5)
 Executive Officer


Philip W. Schofield.......  2001  141,790  114,649    142,708   73,084  5,100(3)
 Vice President and Chief   2000  133,555   33,414      2,430(4)68,631  3,158(5)
 Operating Officer


David A. Slack............  2001  137,544  110,291    124,866      --   5,100(3)
 Vice President, Finance
 and Chief Financial
 Officer

--------
(1) Includes a cash car allowance of $3,900 for Mr. McGinley, and $6,000 for Mr. Schofield.
(2) LTIP payouts represent amounts paid pursuant to the Methode's Longevity Contingent Bonus Program. This bonus program awards Methode officers and key management personnel a matching bonus (equal to the amount of the current quarterly bonus), which will be considered as earned and payable in three years provided the participant is still employed by Methode at that time and performance has been satisfactory. We assumed the obligation to make these payments in connection with our separation from Methode.
(3) Represents amounts contributed by Stratos on behalf of the Named Officer to the 401(k) Savings Plan.
(4) Represents options to purchase shares of Methode Class A common stock. At the spin-off, all unvested options to purchase shares of Methode Class A common stock were converted into options to purchase shares of Stratos common stock. See "Option Grants in Last Fiscal Year" below.
(5) Represent amounts allocated to the Named Officer under the Methode Employee Stock Ownership Plan.

Option Grants in Last Fiscal Year

   Set forth below is information on grants of stock options during the fiscal year ended April 30, 2001 to the Named Officers.

                                                                      Grant Date
                             Individual Grants in Fiscal Year 2001      Value
                          ------------------------------------------- ----------
                                       % of Total
                           Number of    Options
                           Securities  Granted to                     Grant Date
                           Underlying  Employees  Exercise             Present
                            Options    In Fiscal   Price   Expiration   Value
   Name                     Granted     Year(1)     ($)       Date      ($)(2)
   ----                   ------------ ---------- -------- ---------- ----------
James W. McGinley........ 1,540,000(3)    28.5    21.00(4)  5/19/10   29,183,000
                             43,440(5)      .8    16.86(5)   6/1/10      659,159
                            145,996(6)     2.7    10.69(7)  2/19/11    1,405,941


Philip W. Schofield......   100,000(3)     1.8    21.00(4)  5/19/10    1,895,000
                              5,459(5)      .1    16.86(5)   6/1/10       82,813
                             37,249(6)      .7    10.69(7)  2/19/11      358,708


David A. Slack...........   100,000(3)     1.8    21.00(4)  5/19/10    1,895,000
                             24,866(6)      .5    10.69(7)  2/19/11      239,460

--------
(1) Based on 5,403,625 options granted to all employees.
(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model include the following: an option term of 7 years; interest rate of 6.3%, representing the interest rates on U.S. Treasury securities on the date of grant with maturity dates corresponding to the vesting of the options; and volatility of 116.4%. There have been no reductions to reflect the probability of forfeiture due to termination prior to vesting, or to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised.
(3) These non-qualified stock options ("NSOs") were issued pursuant to the Stratos Lightwave, Inc. 2000 Stock Plan (the "2000 Plan") and may not be exercised until they vest. These NSOs vest 25% after the first year and 6.25% for each three-month period thereafter until the award has fully vested, provided that on death or retirement under specified conditions, these NSOs become fully vested.
(4) Represents our initial public offering price.
(5) These NSOs were granted in connection with our spin-off from Methode. These options replaced unvested Methode options held by the Named Officer which were forfeited upon the spin-off. The number of shares and the exercise price were determined using a conversion formula based on the opening per share price of shares of Stratos common stock on the first trading day after the spin-off, relative to the closing per share price of Methode Class A common stock on the last trading day before the spin-off. 50% of these options vested on June 1, 2001 and the remaining 50% vests on June 1, 2002, provided that on death or retirement under specified conditions, these NSOs become fully vested.
(6) These NSOs were issued pursuant to the 2000 Plan and may not be exercised until they vest. These NSOs vest 50% after the first year and 12.5% for each three-month period thereafter until the award has fully vested, provided that on death or retirement under specified conditions, these NSOs become fully vested.
(7) The closing price for Stratos common stock on the date of grant.

Fiscal Year-End Option Values

   Set forth below is information with respect to unexercised options held by the Named Officers at April 30, 2001. None of the Named Officers exercised any options in the fiscal year ended April 30, 2001. As of April 30, 2001, none of the Named Officers held any in-the-money options.

                                                           Number of Securities
                                                          Underlying Unexercised
                                                            Options at 4/30/01
                                                              Exercisable /
      Name                                                    Unexercisable
      ----                                                ----------------------
   James W. McGinley.....................................     0 / 1,729,436
   Philip W. Schofield...................................       0 / 142,708
   David A. Slack........................................       0 / 124,866

Long-Term Incentive Plan Awards Table

   The following table shows long-term incentive plan awards made to the Named Officers under our Longevity Contingent Bonus Plan in the fiscal year ended April 30, 2001. The long-term payment is equal to the current bonus received by the eligible employee for a given quarter and is earned and payable fifty percent (50%) one year after the relevant quarter and fifty percent (50%) two years after the relevant quarter, provided the employee is still employed and his performance is satisfactory. If employment terminates for any reason other than death, disability or retirement, or if job performance is not satisfactory, the long-term payment is forfeited.

                                                       Estimated Future Payouts
                                                        Under Non-Stock Price-
                                       Performance or         Based Plans
                                        Other Period   -------------------------
                                      Until Maturation Threshold Target  Maximum
      Name                               or Payout        ($)      ($)     ($)
      ----                            ---------------- --------- ------- -------
   James W. McGinley.................     2 years       301,988  301,988 301,988
   Philip W. Schofield...............     2 years       114,649  114,649 114,649
   David A. Slack....................     2 years       110,291  110,291 110,291

Compensation of Directors

   Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors. However, directors are eligible to receive stock options. We currently grant our non-employee directors an annual grant of 5,000 options. We also reimburse directors for their reasonable expenses incurred in attending meetings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   The Compensation Committee for fiscal year 2001 was composed of Messrs. Galvin, Jackman and O'Connell. No interlocking relationships exist between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by the SEC regulations to furnish us with copies of all
Section 16(a) forms filed.

   Based solely on our review of forms furnished to us and written representations from our executive officers and directors, we believe that all filing requirements applicable to our executive officers and directors were complied with, except that an Initial Statement of Beneficial Ownership of Securities on Form 3, and an Annual Statement of Changes in Beneficial Ownership on Form 5 reporting option grants and shares received in the spin-off was filed late by each of Messrs. Galvin, Jackman, McGinley, Nelsen, O'Connell, Schofield and Slack. In addition, two Statements of Changes in Beneficial Ownership on Form 4 regarding three market purchases of Stratos common stock were filed late by Mr. Nelsen.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

   Our executive compensation program is administered by the Compensation Committee of the Board of Directors. Our Compensation Committee is composed of three non-employee directors. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2001.

Compensation Philosophy

   Stratos' compensation program is designed to attract, retain, inspire and reward executive officers who contribute to its overall success. The compensation program also seeks to motivate Stratos' executives to achieve Stratos' goals and to align the interests of management with the long-term interests of Stratos' stockholders.

Compensation Components

   Stratos' compensation package for executive officers consists of base salary, bonuses, long-term incentives and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in Stratos' industry.

   Base Salary. Stratos' executive officers' base salaries are determined based on individual and company performance and salaries for comparable positions in Stratos' industry. Salaries are reviewed annually by the Compensation Committee.

   Quarterly Bonuses. A significant portion of each executive officer's potential annual compensation is a performance-based quarterly bonus. Bonus payments to the Chief Operating Officer and Chief Financial Officer are determined by the Compensation Committee in consultation with the Chief Executive Officer. The Chief Executive Officer's bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer. The amount of the quarterly bonuses are based on Stratos' financial performance, as well as the achievement of certain individual performance objectives.

   Stock Option Grants. Stratos' stock option program is designed to encourage creation of long-term value for stockholders and equity ownership by Stratos' executives and other key employees. During fiscal year 2001, Stratos made stock option grants to the executive officers under our 2000 stock plan. Grants were based upon each executive officer's position, responsibilities, and historical and expected future contributions to Stratos. Each grant allows the executive officer to acquire shares of Stratos common stock, subject to the completion of a vesting period and continued employment with Stratos. These shares may be acquired at a fixed price per share over a ten-year period.

   Longevity Contingent Bonus Plan. Stratos' Longevity Contingent Bonus Plan is designed to reward continued service to Stratos. This plan awards officers and key management personnel a matching bonus equal to the amount of the current quarterly bonus. This matching bonus is earned and payable over two years, provided the participant is still employed by Stratos and performance has been satisfactory. If employment is terminated during the two year period for any reason other than death, disability, or retirement, or if employment performance is not satisfactory, the matching bonus is forfeited.

Compensation for Our Chief Executive Officer

   James W. McGinley has served as Stratos' President and Chief Executive Officer since April 2000. The Compensation Committee used the executive compensation practices described above to determine Mr. McGinley's fiscal year 2001 compensation. The Compensation Committee considered Mr. McGinley's leadership in developing Stratos' strategic, operational and business goals in Stratos' first year as a separate company from Methode. Mr. McGinley's total compensation reflects both competitive considerations and Stratos' performance.

   As part of the review process, the Compensation Committee examined the compensation packages of chief executive officers of other high technology companies. The Compensation Committee also reviewed Stratos' financial and business results compared to its competitors and compared to Stratos' performance in prior periods.

                                          COMPENSATION COMMITTEE

                                          Michael P. Galvin
                                          Brian J. Jackman
                                          Edward J. O'Connell

                          RELATED PARTY TRANSACTIONS

   We were incorporated in April 2000 as a wholly-owned subsidiary of Methode Electronics, Inc. After the completion of our public offering, Methode owned approximately 84.3% of our outstanding common stock. On March 23, 2001, Methode announced that its board of directors had declared a stock dividend of all of Methode's shares in us. The dividend was distributed on April 28, 2001 to Methode stockholders of record as of April 5, 2001. The distribution was made on the basis of 1.5113 shares of our common stock for each share of Methode Class A and Class B common stock held.

   We have provided below a summary description of the agreements entered into between Stratos and Methode in connection with our initial public offering and our spin-off from Methode.

Master Separation Agreement

   The master separation agreement contains the principal terms relating to the separation of our business from Methode.

   Separation. Methode contributed and transferred to us all of the capital stock and equity interests held by Methode in subsidiaries and other entities that conducted our business and all other assets and liabilities associated with our business in exchange for 54,028,807 shares of our common stock. The capital stock or equity interests of the following subsidiaries were transferred to us: Bandwidth Semiconductor, LLC; Methode Communications Modules, Inc. (now Stratos Lightwave-Florida, Inc.); Stratos Limited; Stratos Lightwave, LLC; and Methode's sixty percent equity interest in MP Optical Communications, LLC, the parent of MP Optical China.

   These subsidiaries comprise all business operations whose financial performance is reflected in our combined financial statements for the period ended April 30, 2000, and all business operations relating to our business initiated or acquired by Methode after April 30, 2000.

   Indemnification. Pursuant to the master separation agreement, we agreed to indemnify, defend and hold harmless Methode and each of its subsidiaries, and each of their respective directors, officers, employees, agents, advisors and representatives, against any and all actions, claims, damages, losses, or liabilities resulting from, relating to, or arising out of or in connection with:

  . all liabilities and obligations of Methode (other than the excluded liabilities described below for which Methode will provide us with indemnification) relating to or arising out of our business; and/or

  . the operation of our business, including any liabilities arising out of certain lawsuits relating to our intellectual property rights.

   Methode agreed to indemnify, defend and hold harmless our company and each of our subsidiaries, and each of their respective directors, officers, employees, agents, advisors and representatives, against any and all actions, claims, damages, losses, or liabilities resulting from, relating to, or arising out of or in connection with:

  . assets used or owned in connection with any businesses and operations of Methode and its affiliates other than our business;

  . liabilities that are not incidental to or do not arise out of or were not incurred with respect to our business;

  . indebtedness for borrowed money and similar obligations of Methode and its affiliates;

  . tax liabilities, except as otherwise provided in the tax sharing and indemnification agreement; and

  . liabilities relating to employee or retirement arrangements maintained or contributed to by Methode or its affiliates, except as provided in the other agreements between the parties and except for accrued benefit obligations incurred in the ordinary course of business and reflected in our financial statements.

   Under the terms of the master separation agreement, Methode and our company, as indemnifying parties, have various rights. The indemnitee may defend and, with the consent of the indemnifying party, compromise and settle a claim and will be entitled to reimbursement for its reasonable attorneys' fees and expenses incurred in defending the claim and indemnification for any liabilities incurred as a result of the claim.

   An indemnifying party may elect to defend, at its own expense and through counsel chosen by it, any claim by a third party if the claim will, or is likely to, obligate the indemnifying party to provide indemnification. If an indemnifying party elects to defend a third-party claim but, in the reasonable judgment of an indemnitee, the indemnifying party fails to timely, properly and adequately defend the third-party claim, the indemnitee may do so. There are restrictions on the ability of the indemnifying party to settle or compromise a claim if the settlement or compromise would be harmful to the indemnitee.

   If an indemnitee recovers amounts from third parties, such as an insurance company, these amounts will reduce the amount the indemnifying party must pay unless the indemnitee or its affiliates remain directly or indirectly liable for those amounts pursuant to self-insurance or re-insurance arrangements. If the indemnitee incurs a net tax cost from the receipt of an indemnification payment, the indemnifying party must compensate the indemnitee for the amount of the net tax cost. If the indemnitee receives a net tax benefit from incurring or paying for any indemnified loss or liability, the amount the indemnifying party must pay will be reduced to take account of the net tax benefit.

   Release of Pre-Contribution Claims. We have released Methode and its subsidiaries and representatives, and Methode has released us, and our subsidiaries and representatives, from any liabilities arising from events occurring on or before the contribution date, including events occurring in connection with the activities to implement the separation, the initial public offering and the spin-off. This provision will not impair a party from enforcing the master separation agreement and the other separation agreements or any arrangements specified in any of these documents.

   Non-Compete Restrictions. The master separation agreement contains restrictions on Methode and Stratos and their respective affiliates from engaging in specified business activities for a period commencing on the contribution date and ending one year after the spin-off.

   Methode and its affiliates have agreed not to engage anywhere in the world in:

  . the manufacture or sale of the following products or processes, other than to its current customers as of the contribution date: optoelectronic device connectorization, optical test and characterization of these optical devices; custom optical device assembly and/or packaging processes; custom or specialty optical connector design, manufacture and termination; passive optical component and circuit assembly splicing or termination, except for hybrid copper/fiber cable assemblies; multi-fiber mechanical ribbon splice components and tooling; and/or optoelectronic subsystems, or

  . the manufacture of standard fiber optic connector products and/or accessories.

   Stratos and its affiliates have agreed not to engage in:

  . the manufacture or sale, other than to our current customers as of the contribution date, of standard cable assemblies and/or cable management cabinets and value-added cable assemblies for local area networks, data center, telecom and other project installation driven applications in Europe;

  . the manufacture or sale of electronic interconnect devices anywhere in the world; and/or

  . the sale of standard cable assembly or cable management cabinets in combination with system integration or system installation services to end-user clients in the United States and Europe.

Master Transitional Services Agreement

   The master transitional services agreement governs the provision of transition services by Methode and us on an interim basis. This agreement provides for transitional services and mutual support by each party to the other in one or more of the following areas: accounting; tax; payroll; information technology; employee benefits administration; human resources; sales and marketing; legal; investor relations; quality assurance; and other administrative functions. Specified charges for transitional services are generally at cost plus 20%. The transition period varies depending on the services but is generally for one year after the spin-off.

Employee Matters Agreement

   General. All eligible Stratos employees continued to participate in the Methode benefit plans until we established benefit plans for our employees. Each Stratos benefit plan provides that all service, compensation and other benefit determinations that were recognized under the corresponding Methode benefit plan as of the spin-off date will be recognized under the Stratos benefit plan.

   Options. Unvested Methode options held by our employees were forfeited on the spin-off date pursuant to the terms of the Methode 1997 Stock Plan. We assumed all unvested Methode options held by our employees on the spin-off date. These Methode options converted into options to purchase our common stock. The number of shares and the exercise price were determined using a conversion formula. The conversion formula was based on the opening per-share price of our common stock on the first trading day after the spin-off relative to the closing per-share price of Methode Class A common stock on the last trading day before the spin-off. The resulting Stratos options maintain the original vesting provisions and option period.

   Bonus Awards. We have assumed a portion of the contingent bonuses granted to our employees under various Methode bonus plans. The portion we assumed was allocated by Methode based on the services performed by these employees on behalf of Stratos. These assumed bonuses remain subject to the same forfeiture provisions. Any contingent bonuses owed to our employees which were not assumed by Stratos were paid in full by Methode on the spin-off date.

   Non-Solicitation. We have agreed with Methode not to solicit or recruit each other's employees for a period of one year following the spin-off date.

Initial Public Offering and Distribution Agreement

   General. The initial public offering and distribution agreement governs the respective rights and duties of Methode and us with respect to our initial public offering and the spin-off.

   Indemnification. We have generally agreed to indemnify Methode and its affiliates, and their respective directors, officers and employees, against all losses arising out of any incorrect or incomplete financial or other information provided by us or our affiliates to Methode as required by the agreement, and any actual or alleged material untrue statements or omissions (other than those regarding Methode) in our initial public offering prospectus and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with our initial public offering and the spin-off.

   Methode has agreed to indemnify us and our affiliates, and their respective directors, officers and employees, against all losses arising out of any incorrect or incomplete financial information provided by Methode or its affiliates to us as required by the agreement, and any actual or alleged material untrue statements or omissions regarding Methode in our initial public offering prospectus and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with our initial public offering and the spin-off.

   Expenses. We paid the costs, fees and expenses in connection with our separation from Methode and our initial public offering incurred on or after May 28, 2000 and the fees payable to the investment banking firm engaged by Methode and Stratos in connection with the spin-off. Methode paid the costs, fees and expenses in connection with the separation and our initial public offering incurred prior to May 28, 2000 and all costs, fees and expenses in connection with the spin-off other than the fees payable to the investment banking firm described above.

Tax Sharing and Indemnification Agreement

   The tax sharing and indemnification agreement allocates tax liabilities among Methode and our company and addresses several other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the spin-off as a tax-free transaction. Generally, Methode will be responsible for taxes that are allocable to periods prior to the contribution date, and each of Methode and our company will be responsible for its own tax liabilities (including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Methode) for periods after the contribution date. The tax sharing and indemnification agreement prohibits Methode and our company from taking actions that could jeopardize the tax treatment of the spin-off, and requires Methode and our company to indemnify each other for any taxes or other losses that result from these actions. In addition, other events over which we do not have control may also give rise to our indemnification obligation.

                       COMPARISON OF STOCKHOLDER RETURN

   The graph below sets forth cumulative total stockholder returns for Stratos as compared with the Nasdaq Stock Market (US Companies), Nasdaq Electronic Components Stocks (SIC Codes 3670-3679) and a custom peer group of publicly traded companies. The peer group includes companies which manufacture optical subsystems or components. The peer group includes the following companies:
3Com Corporation, Alteon Websystems Inc., Altera Corp., Anadigics, Inc., Avanex Corporation, Bookham Technology plc, Cisco Systems, Inc., E TEK Dynamics Inc., Emcore Corporation, Finisar Corporation, Foundry Networks, Inc., Innovex Inc., LSI Logic Corporation, Luminent, Inc., Marvell Technology Group Ltd., Molex, Inc., New Focus, Inc., Oplink Communications Inc., Optical Communication Products, Inc., Qlogic Corporation, Stratos Lightwave, Inc. and Vitesse Semiconductor Corp.

   The graph covers the period from June 27, 2000, the date Stratos common stock started trading, through April 30, 2001, and assumes $100 was invested on June 27, 2000 and any dividends were reinvested.
                              [LINE CHART]
              STRATOS       NASDAQ    NASDAQ ELECTRONIC
              LIGHTWAVE,    STOCK     COMPONENTS
              INC.          MARKET    STOCKS               PEER GROUP
              ----------    ------    -----------------    ----------
 6/27/2000    $100.00       $100.00   $100.00              $100.00
 7/31/2000    $109.89       $ 97.38   $ 99.69               101.45
 8/31/2000    $137.73       $108.89   $113.09               110.92
 9/29/2000    $ 94.51       $ 94.74   $ 85.16                89.83
10/31/2000    $ 77.47       $ 86.97   $ 80.39                85.84
11/30/2000    $ 46.34       $ 67.00   $ 61.27                71.30
12/29/2000    $ 50.00       $ 63.44   $ 52.97                59.51
 1/31/2001    $ 39.93       $ 71.14   $ 60.91                61.34
 2/28/2001    $ 24.18       $ 55.07   $ 39.95                37.80
 3/30/2001    $ 29.30       $ 47.35   $ 32.32                26.00
 4/30/2001    $ 23.41       $ 54.42   $ 38.86                29.61

                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended for inclusion in our proxy materials relating to our annual meeting of stockholders to be held in 2002 must be received at our executive offices no later than April 2, 2002 or, if the date of that meeting is more than 30 calendar days before or after August 28, 2002, a reasonable time before we begin to solicit proxies with respect to our 2002 annual meeting.

   Our bylaws establish advance notice procedures with respect to stockholder nominations for the election of directors and stockholder proposals to be brought at any stockholder meetings. These provisions state that stockholders desiring to nominate persons for election to our board of directors or to bring any other business before the stockholders at an annual meeting must give timely written notice to our Secretary in accordance with the procedural requirements set forth in Article I of the bylaws. To be timely, a stockholder's notice must be delivered not less than 45 or more than 75 days prior to the first anniversary of the date of our proxy statement for the preceding year's annual stockholders' meeting; provided, however, that if the date of the annual meeting is more than 30 days prior to or after the anniversary of the preceding year's annual meeting, notice must be received not later than the close of business on the later of (i) 90 days prior to the annual meeting, or (ii) the 10th day following the day on which public announcement of the date of the meeting is first made.

   All notices should be directed to Stratos Lightwave, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, Attention: Corporate Secretary.

                             INDEPENDENT AUDITORS

   Our Board of Directors, upon recommendation of its Audit Committee, has selected Ernst & Young LLP as our independent auditors for our 2002 fiscal year. Fees paid to Ernst & Young LLP for services performed in fiscal year 2001 were as follows:

      Audit Fees...................................................... $140,000
      Financial Information Systems Design and Implementation Fees.... $      0
      All Other Fees.................................................. $193,000

   All other fees relate to benefit plan audits, assistance with business acquisitions, accounting consultations and assistance with SEC registration statements.

   Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                               COPY OF FORM 10-K

   If you would like a copy of our Annual Report on Form 10-K, please submit a written request to Stratos Lightwave, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, Attention: Corporate Secretary. A copy of our Annual Report on Form 10-K is also available on our website at www.stratoslightwave.com.

                                 OTHER MATTERS

   At the annual meeting, there will be remarks by our Chief Executive Officer and Chief Financial Officer and a general discussion period during which stockholders will have an opportunity to ask questions about us.

   Our Board of Directors knows of no matters other than the election of directors that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By order of the Board of Directors

                                          James W. McGinley
                                          President and Chief Executive
                                           Officer

Chicago, Illinois
August 1, 2001

                                                                        ANNEX A

                            STRATOS LIGHTWAVE, INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

   This charter governs the operation of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they qualify as such within the rules of the National Association of Securities Dealers. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

   The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Stratos Lightwave, Inc. financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the committee to maintain free and open communication between the audit committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of Stratos Lightwave, Inc. and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBLITIES AND PROCESSES

   The primary responsibility of the audit committee is to oversee the financial reporting process of Stratos Lightwave, Inc. on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the financial statements for Stratos Lightwave, Inc. and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

   The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

  . The committee shall discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

--------------------------------------------------------------------------------
This proxy shall be voted in accordance with the         Please mark     [X]
instructions given and in the absence of such            your votes as
instructions shall be voted for Item 1.                  indicated in
                                                         this example

If other business is presented at said meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies on the reverse side.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1. The election of 01 Michel P. Galvin and 02 Charles Daniel Nelsen as directors.

       FOR ALL          WITHHOLD ALL          FOR ALL EXCEPT THE NOMINEE WRITTEN BY THE
        [_]                  [_]              UNDERSIGNED IN THE SPACE PROVIDED
                                              ___________________________________________________________

                           I PLAN  TO ATTEND        [_]  Any proxy hereto given by the undersigned to vote
                           THE MEETING                   at said Annual Meeting is hereby revoked.

                                                         You are urged to mark, sign, date and return your
                                                         proxy without delay in the return envelope provided
                                                         for that purpose, which requires no postage if
                                                         mailed in the United States.

                                                         Dated: _______________________________________, 2001
                                                         ____________________________________________________
                                                         ____________________________________________________
                                                                      Signature of Stockholder
                                                         When signing the proxy, please date it and take care
                                                         to have the signature conform to the stockholder's
                                                         name as it appears on this side of the proxy.  If
                                                         shares are registered in the names of two or more
                                                         persons, each person should sign.  Executors,
                                                         administrators, trustees and guardians should so
                                                         indicate when signing.
                                                         DO NOT FOLD OR PERFORATE THIS CARD

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                           Vote by Telephone or Mail
                         24 Hours a Day, 7 Days a Week

            Telephone voting is available through 4PM Eastern Time
      August 27, 2001, the last business day prior to the Annual Meeting.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------      ----------------------------------------------
                   Telephone                                                    Mail
                1-800-840-1208
    Use any touch-tone telephone to vote your                 Mark, sign and date your proxy card
    proxy.  Have your proxy card in hand when     OR                          and
    you call.  You will be prompted to enter                  return it in the enclosed postage-paid
    your control number, located in the box                                  envelope.
    below, and then follow the directions given.
--------------------------------------------------      ----------------------------------------------


                     If you vote your proxy by telephone,
                 you do NOT need to mail back your proxy card.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROXY CARD
                            STRATOS LIGHTWAVE, INC.
                                 COMMON STOCK
                Annual Meeting of Stockholders, August 28, 2001


       The undersigned stockholder of Stratos Lightwave, Inc. does hereby acknowledge receipt of Notice of said Annual Meeting and accompanying Proxy Statement and constitutes and appoints James W. McGinley, David A. Slack and James W. Ashley, Jr., or any one or more of them, with full powers of substitution and revocation, to be the attorneys and proxies to vote all shares of Common Stock of Stratos Lightwave, Inc. which the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Stratos Lightwave, Inc. to be held on Tuesday, August 28, 2001 at 9:30 a.m., Chicago time, at the Rosewood Meeting Facility, 9421 West Higgins Road, Rosemont, Illinois, and at any adjournments thereof.


                        (PLEASE SIGN ON THE OTHER SIDE)







--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .